EXHIBIT 10.5
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 (this "Amendment") to an Employment Agreement (the "Employment Agreement") entered as of January 1, 2007, by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 12121 Wilshire Blvd., Suite 322 Los Angeles, CA 90025 (the “Company”), and Brian Ross, a natural person, residing at 1280 Hems Road, Columbia Falls, MT 59912 (the “Employee”), is entered as of this 18th day of December 2009. Each of the Company and the Employee may be referred to hereinafter as a "Party" and collectively, the "Parties".

WHEREAS, the Parties have entered the Employment Agreement as of January 1, 2007 for a period of three (3) years (the "Term"); and

WHEREAS, in accordance with Section 1 of the Employment Agreement, the Parties now wish to extend the Term for an additional three (3) year period, to adjust the Employee's compensation, to adjust the time of Non-Competition and to make such other changes to the Employment Agreement as may be required.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.
The Term of the Employment Agreement is hereby extended for an additional period (the "Additional Period") of three (3) years commencing January 1, 2010 (the "Effective Date"). At the end of the Additional Period, the Employee shall have the option to renew the Term for an additional two (2) year period by giving written notice to the Company of his intention to do so at least thirty (30) days before the expiration of the Additional Period. If this option is exercised the word “Term” shall include such additional two (2) year period. The Employee and the Company may also elect to continue the Term after expiration of the Additional Period or the renewal period on such terms and conditions of employment as are mutually agreed upon.

2.	Section 3 of the Employment Agreement is hereby replaced in its entirety with the following:

3.Compensation.

Base Salary. During the Term you shall receive an annual base salary (the “Annual Base Salary”) of One Hundred Fifty Thousand Dollars ($150,000) for your position as President and Chief Executive Officer of the Company. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable withholding and other taxes. If the Company does not make monthly salary payment in the amounts provided above or any portion thereof during the Term of your employment, the unpaid portion will accrue, and be due and owing to you. Such accruals will be paid to you in their entirety but without interest upon the earlier of: (a) the termination of your employment for any reason, or (ii) a Board of Directors' resolution approving the payment of such accrued amounts.

3.	Section 8 (b) of the Employment Agreement is hereby replaced in its entirety with the following:

8 (b)            Non-Competition

Non-Competition. While you are employed by the Company and for and for a period of twelve (12) months thereafter, (i) you will not directly or indirectly be interested in, as an owner, partner, member or shareholder of any entity, which engages in activities related to debt reduction, financial website portals or any other activity that is specific to the business of the Company and its affiliates from time to time (“Proscribed Activity”) provided, however, that you and members of your family may acquire (or hold) solely for investment purposes up to 5% of the outstanding equity interests in any publicly-traded company; and (ii) you will not, directly or indirectly as an employee, officer, director, partner, joint venturer, consultant or otherwise engage in any Proscribed Activity or participate, consult with, render services to or permit your name to be used or any other manner or capacity engage in any business or enterprise which engages in Proscribed Activity.

4.	All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Brian Ross
Brian Ross

ACCELERIZE NEW MEDIA, INC.

/s/ Damon Stein
Name: Damon Stein
Title: General Counsel